HOUSE OF BRUSSELS CHOCOLATES

PRESS RELEASE

HOUSE OF BRUSSELS COMPLETES ACQUISITION OF DEBAS CHOCOLATIER

Houston, TX - July 30, 2004 - House of Brussels Chocolates ("Brussels" or "HBSL") (OTC BB: HBSL), through its CEO Grant Petersen, is pleased to announce the closing of its acquisition of DeBas Chocolate Inc. ("DeBas") of Fresno, CA, first announced on June 8, 2004. Brussels acquired DeBas for a combination of cash, restricted stock and assumption of debt, with a portion of the restricted stock escrowed subject to achievement of certain revenue milestones.

DeBas offers Brussels the opportunity to expand its product lines to include "panned" products and ultra gourmet hand made truffles. With Panning equipment added to existing Belgian and Enrobing capabilities, Brussels now covers all primary methods of gourmet chocolate making. As a high-end artisan operation, DeBas is clearly a complimentary addition to Brussels more traditional gourmet chocolate manufacturing capabilities.

As with any acquisition, Brussels intends to capitalize on existing DeBas relationships by cross-selling its products into those channels. In addition, the DeBas Internet commerce website ( www.debas.com ), will be expanded immediately to include select Brussels chocolates.

Looking ahead, HBSL management will operate DeBas independently as a wholly owned subsidiary of HBSL. Preliminary indications are that the acquisition will be accretive to earnings and that on a consolidated basis HBSL will enjoy the potential for consolidation of back office activities.

As part of the transaction, HBSL acquired the DeBas-designed manufacturing plant and production facility in which DeBas operates adding further to the Company’s balance sheet and manufacturing capacity.

Guy DeBas, Founder and President of DeBas, will remain with Brussels as Vice President, Product Development under a long-term contract.

On his company’s acquisition, Guy DeBas stated, "Joining House of Brussels Chocolates is the right choice for the future. As fast growing companies in the gourmet chocolate niche, I am confident that the sum of our parts will be substantially stronger than our individual companies." DeBas went on to say, "What truly excites me about Brussels is not only their commitment to conventional gourmet chocolates, but also the company’s concept of ‘marrying chocolate with medicine’ through their ChocoMed Division. This is an area that has unlimited potential and one that dovetails well with products and concepts that DeBas currently has under development."

To quote from the Internationally respected The Gourmet Chocolate of the Month Club where DeBas was recently selected as Chocolatier of the Month, "On overcoming his many obstacles, most importantly the attempt made on his life, DeBas says ‘God kept me alive so I can sweeten the world.’ And sweeten it he has. To this day, every piece of DeBas chocolate is crafted by DeBas artisans. Every single one is a true work of art, and all are distinctly superior in quality and taste. Vibrant colors, delicious European chocolates, and an assortment of sumptuous gourmet fillings characterize this particular mélange of strikingly attractive fine truffles. As soon as you open the box, you’ll notice how gorgeous these fine treats really are, presenting a beautiful juxtaposition of deep chocolate tones and seductively colored decorative dressings."

The complete article can be found at www.chocolatemonthclub.com/pastnewsletters/vol5no5.htm .

Grant Petersen, CEO of Brussels, said, "DeBas, our third successful acquisition, is much more than just added products and revenues. Having Guy DeBas as VP of Product Development for the whole company is an asset that cannot be measured in numbers. This man can do things with chocolate that one can only imagine."

HOUSE OF BRUSSELS CHOCOLATES

About DeBas Chocolate Inc.

Since 1985, DeBas Chocolate Inc, dba DeBas Chocolatier, has been producing premium chocolate confections while simultaneously perfecting the masterful art of chocolate making. Influenced by a great heritage of Byzantine art, history and culture, DeBas Chocolatier is dedicated to an ageless tradition of excellence. And to this day, every piece of DeBas chocolate is handcrafted to be a true work of art that is distinctly superior in quality and taste. DeBas truffles are available in many vibrant colors with an assortment of sumptuous gourmet fillings including wines such as cabernet sauvignon, chardonnay and merlot. DeBas is also famous for its panned chocolate such as chocolate-covered coffee beans, chocolate-covered candied orange peels, and chocolate dipped fruits and nuts, among others. The state-of-the-art DeBas factory is Orthodox Kosher certified as well as certified as organic by the State of California.

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )

For more than 20 years, House of Brussels Chocolates has manufactured and distributed high-end, award-winning chocolates. Headquartered in Houston, TX, HBSL has manufacturing plants in Vancouver and San Francisco. HBSL's signature product is the chocolate hedgehog, which marries the traditional Belgian symbol of good luck (i.e., the hedgehog) with taste (i.e., chocolate) for a strong customer appeal. Our future sales growth is directed towards emerging market trends. In addition to a broad spectrum of products in the Gourmet/Ultra-Gourmet category, HBSL now manufactures a complete line of no-sugar-added/low-carbohydrate chocolate bars and truffles and several nutritional supplement bars. In addition to house brands, HBSL creates custom packaging, shaping and sizing as well as private labels for several major North American retailers including Suzanne Somers, Nordstrom and Walgreens.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the Company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:	John Veltheer
Telephone:	1.800.661.1524
Email:	info@hobc.us